Exhibit 99.1

News Release

Wabtec Closes $600 Million Credit Facility

WILMERDING, PA, Nov. 7, 2011 – Wabtec Corporation (NYSE: WAB) today announced that it has closed a new, five-year, $600 million revolving credit facility, which provides the company with increased flexibility and borrowing capacity. The new facility replaces the company’s existing $500 million credit agreement, which included a term loan and revolver, both of which were set to expire in 2013.

Alvaro Garcia-Tunon, Wabtec’s executive vice president, chief financial officer and secretary, said: “Combined with our strong cash flow, this new financing provides more than adequate capital and flexibility for Wabtec to continue to invest in our global growth initiatives. We’re gratified by the strong support of our banks and value their confidence in our business.”

The 15-bank group was led by PNC Bank as Joint Bookrunner and Administrative Agent, and JPMorgan as Joint Bookrunner and Syndication Agent.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and other industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148